Exhibit 10.1

INVESTMENT MANAGEMENT AGREEMENT

dated as of                         , 2020

BY AND BETWEEN

BlackRock Direct Lending Corp.

a Delaware Corporation

AND

BlackRock Capital Investment Advisors, LLC

a Delaware limited liability company

TABLE OF CONTENTS

1.	General Duties of the Investment Manager	1
2.	[Reserved]	2
3.	No Joint Venture	2
4.	Limitations Relating to Investments.	3
5.	Brokerage	3
6.	Compensation	3
7.	Expenses	5
8.	Services to Other Companies or Accounts	7
9.	Duty of Care and Loyalty	8
10.	Indemnification.	8
11.	Term of Agreement; Events Affecting the Investment Manager; Survival of Certain Terms	9
12.	Power of Attorney; Further Assurances.	10
13.	Amendment of this Agreement	10
14.	Notices	10
15.	Binding Nature of Agreement; Successors and Assigns	10
16.	Entire Agreement	11
17.	Costs and Expenses	11
18.	Books and Records	11
19.	Titles Not to Affect Interpretation	11
20.	Provisions Separable	11
21.	Governing Law	11
22.	Execution in Counterparts	11

INVESTMENT MANAGEMENT AGREEMENT

 This Investment Management Agreement (this “Agreement”), dated as of                         , 2020 (the “Effective Date”), is made by and between BlackRock Direct Lending Corp. (the “Company”), a Delaware corporation which has elected to be treated as a business development company under the Investment Company Act of 1940 (the “1940 Act”), and BlackRock Capital Investment Advisors, LLC (the “Investment Manager”), a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”).

  NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.     General Duties of the Investment Manager. Subject to the direction and control of the Company’s Board of Directors (the “Board”) and subject to and in accordance with the terms of the Company’s certificate of incorporation (the “Certificate of Incorporation”), the policies adopted or approved by the Board, as the same shall be amended from time to time, the conditions of any exemptive order obtained by or for the benefit of the Company from the Securities and Exchange Commission (the “SEC”) and this Agreement, the Investment Manager agrees to supervise and direct the investment and reinvestment of the assets and perform the duties set forth herein, and shall have such other powers with respect to the investment related functions of the Company as shall be delegated from time to time to the Investment Manager by the Board. The Investment Manager is hereby granted, and shall have, full power to take all actions and execute and deliver all necessary and appropriate documents and instruments on behalf of the Company in accordance with the foregoing. The Investment Manager shall endeavor to comply in all material respects with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations and the applicable provisions of any other agreements to which the Company is subject. Subject to the foregoing and the other provisions of this Agreement, and subject to the direction and control of the Board, the Investment Manager is hereby appointed as the Company’s agent and attorney-in-fact with authority to negotiate, execute and deliver all documents and agreements on behalf of the Company and to do or take all related acts, with the power of substitution, to acquire, dispose of or otherwise take action with respect to or affecting the Investments (as defined in Section 4(b) hereof), including, without limitation:

(a)          identifying and originating debt securities or debt obligations, including bank loans or interests therein (“Debt Obligations”); stock, warrants or other equity securities (“Securities”); and any other investments of any type of asset the Company is not prohibited by agreement or applicable law from investing in (all such assets together with Securities and Debt Obligations, “Investments”) to be purchased by the Company, selecting the dates for such purchases, and purchasing or directing the purchase of such Investments on behalf of the Company;

(b)          identifying Investments owned by the Company to be sold by the Company, selecting the dates for such sales, and selling such Investments on behalf of the Company;

(c)          negotiating and entering into, on behalf of the Company, documentation providing for the purchase and sale of Investments, including without limitation, confidentiality agreements and commitment letters;

(d)          structuring the terms of, and negotiating, entering into and/or consenting to, on behalf of the Company, documentation relating to Investments to be purchased, held, exchanged or sold by the Company, including any amendments, modifications or supplements with respect to such documentation;

(e)          exercising, on behalf of the Company, rights and remedies associated with Investments, including without limitation, rights to petition to place an obligor or issuer in bankruptcy proceedings, to vote to accelerate the maturity of an Investment, to waive any default, including a payment default, with respect to an Investment and to take any other action which the Investment Manager deems necessary or appropriate in its discretion in connection with any restructuring, reorganization or other similar transaction involving an obligor or issuer with respect to an Investment, including without limitation, initiating and pursuing litigation;

(f)          responding to any offer in respect of Investments by tendering the affected Investments, declining the offer, or taking such other actions as the Investment Manager may determine;

(g)          exercising all voting, consent and similar rights of the Company on its behalf in accordance with the Investment Manager’s proxy voting guidelines and advising the Company with respect to matters concerning the Investments;

(h)          advising and assisting the Company with respect to the valuation of the assets;

(i)          retaining legal counsel and other professionals (such as financial advisers) to assist in the structuring, negotiation, documentation, administration and modification and restructuring of Investments;

(j)          the Investment Manager may invest all or a portion of the Company’s assets in one or more subsidiaries; and

(k)          in the event that the Company determines to utilize a capital call facility, the Investment Manager shall arrange for such facility on the Company’s behalf, subject to the oversight and approval of the Board of Directors.

2.    [Reserved]

3.    No Joint Venture.

(a)          Nothing in this Agreement shall be deemed to create a joint venture or partnership between the parties with respect to the arrangements set forth in this Agreement. For all purposes hereof, the Investment Manager shall be deemed to be an independent contractor.

(b)        The Investment Manager will not be bound to follow any document to which the Company is a party or to which it is subject (or any amendment thereto) until it has received written notice thereof and until it has received a copy of the amendment; provided that if any such amendment materially and adversely affects the rights or duties of the Investment Manager, the Investment Manager shall not be obligated to respect or comply with the terms of such amendment unless it consents thereto. Subject to the fiduciary duty of the Board, the Company agrees that it shall not permit any such agreement or amendment to become effective unless the Investment Manager has been given prior written notice of such amendment and has consented thereto in writing.

(c)         The Investment Manager may, with respect to the affairs of the Company, consult with such legal counsel, accountants and other advisors as may be selected by the Investment Manager. The Investment Manager shall be fully protected, to the extent permitted by applicable law, in acting or failing to act hereunder if such action or inaction is taken or not taken in good faith by the Investment Manager in accordance with the advice or opinion of such counsel, accountants or other advisors. The Investment Manager shall be fully protected in relying upon any writing signed in the appropriate manner with respect to any instruction, direction or approval of any of the Board and may also rely on opinions of the Investment Manager’s counsel with respect to such instructions, directions and approvals. The Investment Manager shall also be fully protected when acting upon any instrument, certificate or other writing the Investment Manager believes in good faith to be genuine and to be signed or presented by the proper person or persons. The Investment Manager shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained if the Investment Manager in good faith believes the same to be genuine.

4.    Limitations Relating to Investments.

(a)          Investments Requiring the Investment Committee’s Approval. The Investment Manager will maintain the existence of an Investment Committee (the “Investment Committee”). The Investment Manager shall have the right to appoint any number of voting and non-voting members to the Investment Committee. The Investment Manager may appoint or remove any persons to or from the Investment Committee in its sole discretion. The Investment Committee will review and discuss the purchase and sale of all Investments other than short-term Investments in high quality debt, securities maturing in less than 367 days or investment funds whose portfolios at all times have an effective duration of less than 367 days and other than hedging and risk management transactions, and approval by a majority vote of the voting members of the Investment Committee will be required prior to the purchase or sale of any Investment required to be reviewed by the Investment Committee.

(b)          Investments. The Investment Manager may cause the Company from time to time to purchase, sell and take any other actions with respect to Investments.

(c)          Company is not a Bank. The Investment Manager may not purchase any Debt Obligation if the related credit agreement, note, indenture or other documentation by its terms requires any such purchase to be made only by a bank, savings and loan, thrift, trust company or other similar deposit-taking institution.

(d)          Origination Fees. The Company shall, except to the extent the Investment Manager determines such sharing could cause the Company to fail to satisfy any requirement for qualification as a regulated investment company under Subchapter M of the Code, receive its pro-rata share, measured by the amount invested or proposed to be invested by the investors in any Investment, of any origination, structuring, or similar fees normally payable to lenders or structurers as compensation for services (“Origination or Similar Fees”) payable with respect to any Investment, whether or not any other investment funds or accounts for which the Investment Manager or its affiliated persons acts as investment adviser share in such fees. Notwithstanding anything herein, in the Certificate of Incorporation or in any other document to the contrary, to the extent that any Origination or Similar Fees with respect to the Company’s share of such Investment are paid to the Investment Manager or any of its affiliated persons as additional compensation, such amount shall be reimbursed to the Company unless the exception to the preceding sentence is in effect, in which case such amount shall be paid to the other accounts participating in such Investment or returned to the party paying such Origination or Similar Fees.

(e)          Co-Investments. The Company may not co-invest with any account managed by the Investment Manager or its affiliated persons in any Investment except in accordance with applicable law, including any exemptive order applicable to the Company.

5.      Brokerage. The Investment Manager shall effect all purchases and sales of securities in a manner consistent with the principles of best execution, taking into account net price (including commissions) and execution capability and other services which the broker or other intermediary may provide. In this regard, the Investment Manager may effect transactions which cause the Company to pay a commission in excess of a commission which another broker or other intermediary would have charged; provided, however, that the Investment Manager shall have first determined that such commission is reasonable in relation to the value of the brokerage or research services performed by that broker or other intermediary or that the Company is the sole beneficiary of the services paid for by such broker or other intermediary.

6.    Compensation.

(a)          The Investment Manager, for its services to the Company, will be entitled to receive a management fee (the “Base Management Fee”) from the Company and an incentive fee (the “Incentive Fee”). The Base Management Fee will be calculated at an annual rate of 0.90% of the Company’s total assets (excluding cash and cash equivalents) and payable quarterly in arrears. For purposes of calculating the base management fee, “total assets” is determined without deduction for any borrowings or other liabilities. For the period from the date the Company first issues common shares to one or more investors (other than the Investment Manager and its affiliates) (the “Commencement Date”) through the end of the first calendar quarter after the Commencement Date, no Base Management Fee will be payable. Subsequently, the Base Management Fee will be calculated based on the value of the Company’s total assets (excluding cash and cash equivalents) at the end of the most recently completed calendar quarter. The Base Management Fees for any partial quarter will be appropriately pro rated.

(b)          For purposes of this Agreement, the total assets of the Company shall be calculated pursuant to the procedures adopted by the Board for calculating the value of the Company’s assets.

(c)          The Incentive Fee will consist of two components. Each component of the Incentive Fee will be calculated and, if due, paid quarterly in arrears.

(d)          The ordinary income component of the Incentive Fee is calculated as follows:

The ordinary income component will be the amount, if positive, equal to 12.5% of the cumulative net ordinary income before incentive compensation, less cumulative ordinary income incentive compensation previously paid. Notwithstanding the foregoing provision, the Company will not be obligated to pay any ordinary income Incentive Fee to the extent such amount would exceed 12.5% of the cumulative total return of the Company that exceeds a 6.857143% annual return on daily weighted average unreturned capital contributions, plus all of the cumulative total return that exceeds a 6.0% annual return on daily weighted average unreturned capital contributions but is less than a 6.857143% annual return on daily weighted average unreturned capital contributions, less cumulative ordinary income and capital gains incentive compensation previously paid.

(e)          The capital gains component of the Incentive Fee is calculated as follows:

 The capital gains component will be the amount, if positive, equal to 12.5% of the cumulative realized capital gains (computed net of cumulative realized losses and cumulative net unrealized capital depreciation, if any), less cumulative capital gains incentive compensation previously paid or distributed. The capital gains component will be paid in full prior to payment of the ordinary income component. Notwithstanding the foregoing provision, the Company will not be obligated to pay any capital gains Incentive Fee to the extent such amount would exceed 12.5% of the cumulative total return of the Company that exceeds a 6.857143% annual return on daily weighted average unreturned capital contributions, plus all of the cumulative total return that exceeds a 6.0% annual return on daily weighted average unreturned capital contributions but is less than a 6.857143% annual return on daily weighted average unreturned capital contributions, less cumulative ordinary income and capital gains incentive compensation previously paid.

(f)          For purposes of the foregoing computations and the total return limitation:

(i)          “cumulative” means amounts for the period commencing on the Commencement Date and ending as of the applicable calculation date.

(ii)           “ordinary income before incentive compensation” means the Company’s interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence, managerial assistance and consulting fees or other fees received from portfolio companies) during the period, minus the Company’s operating expenses during the period (including the base management fee, expenses payable under the administration agreements, any interest expense and any dividends paid on any issued and outstanding preferred stock), plus increases and minus decreases in net assets not treated as components of income, operating expense, gain, loss, appreciation or depreciation and not treated as changes in unreturned capital contributions, and without reduction for any incentive compensation and any organization or offering costs, in each case determined on an accrual and consolidated basis.

(iii)          “total return” means the amount equal to the combination of ordinary income before incentive compensation, realized capital gains and losses and unrealized capital appreciation and depreciation of the Company for the period, in each case determined on an accrual and consolidated basis.

(iv)          “unreturned capital contributions” means the proceeds to the Company of all issuances of common shares, less all distributions by the Company to the holders of common shares representing a return of capital.

7.     Expenses. The Company will be responsible for paying the compensation of the Investment Manager. In addition, the Company will generally be responsible for all operating expenses of the Company, and shall pay, and shall reimburse the Investment Manager and its affiliates for, all fees, costs, expenses, liabilities and obligations of the Company relating or attributable to:

(a)          the Company's business, affairs and operations, including any private placement fees, sales commissions, appraisal fees, taxes, brokerage fees and commissions, underwriting commissions and discounts, expenses related to short sales, indemnification obligations, legal, accounting, research, auditing, information, appraisal, advisory, valuation (including third-party valuations, appraisals or pricing services), consulting (including consulting and retaining fees and other compensation paid to consultants performing investment initiatives and other similar consultants), tax, investment banking, information services, title, transfer, registration, loan agency services (including any third party service providers related to the foregoing) and other professional fees, expenses of filings and registrations;

(b)          activities with respect to the structuring, organizing, negotiating, consummating, financing, refinancing, acquiring, bidding on, owning, managing, monitoring, operating, holding, hedging, restructuring, trading, taking public or private, selling, valuing, winding up, liquidating, or otherwise disposing of, as applicable, of actual and potential investments (including any associated legal, financing, commitment, transaction or other fees and expenses payable to attorneys, accountants, investment bankers, lenders, third-party diligence software and service providers, consultants and similar professionals in connection therewith and any fees and expenses related to transactions that may have been offered to co-investors), whether or not any contemplated transaction or project is consummated and whether or not such activities are successful;

(c)          investment transactions that are not consummated, including break-up fees and other “broken deal” costs, and legal, accounting, investment banking, consulting, information services and other professional fees related thereto;

(d)          compensation of the independent directors of the Company;

(e)          the preparation of audits, financial and tax reports, portfolio valuations and tax returns of the Company, including fees and out-of-pocket expenses of any service company retained to provide accounting and bookkeeping services to the Company;

(f)          all ongoing legal and compliance costs of the Company (including any costs associated with complying with any tax reporting regime) and the costs of prosecuting or defending any legal action for or against the Company;

(g)          all extraordinary professional fees incurred in connection with the business or management of the Company;

(h)          all indemnification, contribution and similar obligations of the Company;

(i)          indebtedness of, or guarantees made by, the Company (including any credit facility, letter of credit or similar credit support), including interest with respect thereto, or seeking to put in place any such indebtedness or guarantee, and principal and interest on, and fees and expenses arising out of, all permitted borrowings (including any credit facility, letter of credit or similar credit support) made by the Company and costs and expenses incurred in connection with seeking to put in place such borrowings (including, but not limited to, financing, commitment, origination and similar fees and expenses) and costs of reporting to the Company's creditors;

(j)          any hedging transactions (including currency hedging and other types of hedging), including in respect of the Company and/or its investments;

(k)          any litigation, indemnification, judgments, settlements, director and officer liability or other insurance, including reasonable premiums for insurance protecting the Company, any of its affiliates and any of its employees and agents, and all other extraordinary expenses or liabilities of the Company (including fees, costs and expenses that are classified as extraordinary expenses under U.S. GAAP);

(l)          all administrative costs and expenses of the Company, including the fees of, and reasonable out of pocket expenses incurred by, any administrator and/or any other agent appointed by the Company properly incurred by them, including any fees and expenses of custodians, transfer and distribution agents;

(m)          reporting to the Company's shareholders, conducting shareholder meetings and the solicitation of Shareholder consents, proxy expenses and expenses of communications to investors;

(n)          any governmental and regulatory filings and reporting requirements and other tax or regulatory requirements in respect of the Company (including costs related to regulatory compliance and government filings) and costs of responding to regulatory inquiries;

(o)          all expenses of dissolving and winding up the Company;

(p)          any taxes, fees or other governmental charges levied against the Company and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Company;

(q)          any supplements or amendments to or restatements of, and waivers, consents or approvals pursuant to, the constituent documents of the Company and any related entities, including the preparation, distribution and implementation thereof;

(r)          distributions or dividends;

(s)          all ongoing legal, regulatory, listing, share trustee and compliance costs, including the costs of any third-party consultants (including any costs associated with the implementation of and/or compliance with any change of law or regulation applicable to the Company) of the Company, including third-party consultants engaged by the Company or the Investment Manager in connection with the Company's regulatory or compliance reporting or the Investment Manager's regulatory or compliance reporting arising from the operation of the Company;

(t)          agreements (including letter agreements) entered into with any investor or potential investor, and modifications and amendments to, and compliance with, such agreements;

(u)          printing and mailing, communications, marketing and publicity;

(v)          expenses relating to transfers of interests (although as determined by the Investment Manager in its sole discretion, the Company may require the transferor of (or the party withdrawing) Interests to pay the expenses relating to the transfer);

(w)          the Company's allocable share of all costs and expenses (including taxes) related to entities in which the Company holds an interest that are established to hold investments;

(x)          travel, lodging, meals or entertainment expenses relating to any of the foregoing, provided that any applicable travel expenses incurred as organizational or operating expenses shall not be charged to or borne by the Company at a cost exceeding the cost of available first-class commercial airfare;

(y)          any additional amounts in order for the Company to comply with any transfer pricing requirements, to the extent required by applicable law, in each case to the extent any such additional amounts are calculated on an arm’s-length basis; and

(z)          any VAT payable in respect of any of the foregoing expenses, fees or costs.

On behalf of the Company, the Investment Manager may advance payment of any such fees and expenses of the Company, and the Company shall reimburse the Investment Manager therefor within 30 days following written request from the Investment Manager. Nothing in this Section 7 shall limit the ability of the Investment Manager to be reimbursed by any Person (including issuers or obligors of securities, instruments or obligations owned by the Company) for out-of-pocket expenses incurred by the Investment Manager in connection with the performance of services hereunder. The Investment Manager shall maintain complete and accurate records with respect to costs and expenses and shall furnish the Board with receipts or other written vouchers with respect thereto upon request of the Board.

Expenses associated with the general overhead of the Investment Manager will not be covered by the Company. The Investment Manager will be responsible for, without reimbursement by the Company, all of its own day-to-day operating expenses, such as compensation of its professional staff and the cost of office space, office supplies, communications, utilities and other such normal overhead expenses. The Investment Manager will also be responsible for all legal, filing and other fees and expenses incurred in connection with the Investment Manager’s registration and compliance with the Advisers Act and any related foreign laws, including: (i) all fees and expenses related to registration as an investment adviser under the Advisers Act and any related foreign laws, and the maintenance of such registration, and (ii) all fees and costs relating to the filing of the Form ADV of the Investment Manager (provided, that any compliance fees and costs that relate directly to the affairs of the Company (and not BlackRock-managed entities generally), including (but not limited to) costs of custodians and foreign registrations, shall be expenses of the Company). For the avoidance of doubt, operating expenses will be borne by the Company and will not be considered administrative and overhead expenses of the Investment Manager.

8.     Services to Other Companies or Accounts.

(a)          The Investment Manager and its affiliated persons, employees or associates are in no way prohibited from, and intend to, spend substantial business time in connection with other businesses or activities, including, but not limited to, managing investments, advising or managing entities whose investment objectives are the same as or overlap with those of the Company, participating in actual or potential investments of the Company or any other person, providing consulting, merger and acquisition, structuring or financial advisory services, including with respect to actual, contemplated or potential investments of the Company, or acting as a director, officer or creditors’ committee member of, adviser to, or participant in, any corporation, partnership, trust or other business entity. The Investment Manager and its affiliated persons may, and expect to, receive fees or other compensation from third parties for any of these activities, which fees will be for the benefit of their own account and not the Company.

(b)          In addition, the Investment Manager and its affiliated persons may manage accounts other than the Company that invest in assets eligible for purchase by the Company.

(c)          The Company may have the ability, under certain circumstances, to take certain actions that would have an adverse effect on accounts other than the Company. In these circumstances, the Investment Manager and its affiliated persons will act in a manner believed to be equitable to the Company and such other accounts, including co-investment in accordance with applicable laws, including the conditions of any exemptive relief obtained by the Company and the Investment Manager.

9.     Duty of Care and Loyalty. Except as otherwise required by law, none of the Investment Manager, or any its affiliated persons, directors, officers, employees, shareholders, managers, members, assigns, representatives or agents (each, an “Indemnified Person” and, collectively, the “Indemnified Persons”) shall be liable, responsible or accountable in damages or otherwise to the Company, any shareholder or any other person for any loss, liability, damage, settlement cost, or other expense (including reasonable attorneys’ fees) incurred by reason of any act or omission or any alleged act or omission performed or omitted by such Indemnified Person (other than solely in such Indemnified Person’s capacity as a shareholder, if applicable) in connection with the establishment, management or operations of the Company or the management of its assets (including those in connection with serving on boards of directors of, or creditors’ committees for, any Investment); provided that the foregoing exculpation shall not apply to any act or failure to act that arises out of the bad faith, willful misfeasance, gross negligence or reckless disregard of an Indemnified Person’s duty to the Company or such shareholder, as the case may be (such conduct, “Disabling Conduct”). Subject to the foregoing, all such Indemnified Persons shall look solely to the assets of the Company for satisfaction of claims of any nature arising in connection with the affairs of the Company. If any Indemnified Person is made a party to any suit or proceeding to enforce any such liability, subject to the foregoing exception, such Indemnified Person shall not, on account thereof, be held to any personal liability.

10.  Indemnification.

(a)          To the fullest extent permitted by applicable law, each of the Indemnified Persons shall be held harmless and indemnified by the Company (out of its assets and not out of the separate assets of any shareholder) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred by such Indemnified Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnified Person may be or may have been involved as a party or otherwise (other than as authorized by the Directors, as the plaintiff or complainant) or with which such Indemnified Person may be or may have been threatened, while acting in such Person’s capacity as an Indemnified Person, except with respect to any matter as to which such Indemnified Person shall not have acted in good faith in the reasonable belief that such person’s action was in the best interest of the Company or, in the case of any criminal proceeding, as to which such Indemnified Person shall have had reasonable cause to believe that the conduct was unlawful, provided, however, that an Indemnified Person shall only be indemnified hereunder if (i) such Indemnified Person’s activities do not constitute Disabling Conduct and (ii) there has been a determination (a) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification was brought that such Indemnified Person is entitled to indemnification or, (b) in the absence of such a decision, by (1) a majority vote of a quorum of those Directors who are neither “interested persons” of the Company (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (the “Disinterested Non-Party Directors”) that the Indemnified Person is entitled to indemnification, or (2) if such quorum is not obtainable or even if obtainable, if a majority so directs, independent legal counsel in a written opinion that concludes that the Indemnified Person should be entitled to indemnification. Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnified Person as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnified Person was authorized by a majority of the Directors. All determinations to make advance payments in connection with the expense of defending any proceeding shall be authorized and made in accordance with the immediately succeeding paragraph (b) below.

(b)          The Company shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Company receives a written affirmation by the Indemnified Person of the Indemnified Person’s good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Company unless it is subsequently determined that he is entitled to such indemnification and if a majority of the Directors determine that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met: (i) the Indemnified Person shall provide adequate security for his undertaking, (ii) the Company shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum of the Disinterested Non-Party Directors, or if a majority vote of such quorum so direct, independent legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the Indemnified Person ultimately will be found entitled to indemnification. Notwithstanding the above, the Company shall not make advance payments in connection with the expenses of defending any action against an Indemnified Person with respect to which indemnification might be sought hereunder if such action against an Indemnified Person was commenced by at least 66 2/3% of the outstanding common shares of the Company that are not held by affiliated persons of the Investment Manager.

(c)          The rights accruing to any Indemnified Person under these provisions shall not exclude any other right to which he may be lawfully entitled.

(d)          Each Indemnified Person shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Company, upon an opinion of counsel, or upon reports made to the Company by any of the Company’s officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the Directors, officers or employees of the Company, regardless of whether such counsel or other person may also be a Director.

(e)          Notwithstanding the above, the Company shall not indemnify an Indemnified Party with respect to any losses arising out of an action or claim brought against the Company by an Indemnified Party.

11.   Term of Agreement; Events Affecting the Investment Manager; Survival of Certain Terms.

(a)          This Agreement shall become effective on the Effective Date and, unless sooner terminated by the Company or Investment Manager as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Company for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (i) the vote of a majority of the Board or the vote of a majority of the outstanding voting securities of the Company at the time outstanding and entitled to vote, and (ii) by the vote of a majority of the Directors who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Company at any time, without the payment of any penalty, upon giving the Investment Manager 60 days’ notice (which notice may be waived by the Investment Manager), provided that such termination by the Company shall be directed or approved by the vote of a majority of the Directors of the Company in office at the time or by the vote of the holders of a majority of the voting securities of the Company at the time outstanding and entitled to vote, or by the Investment Manager on 120 days’ written notice (which notice may be waived by the Company).

(b)          This Agreement will also immediately terminate in the event of its assignment. As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings as such terms are given in the 1940 Act. Notwithstanding anything herein to the contrary, the Investment Manager may transfer its rights and obligations under this Agreement to an affiliate of the Investment Manager provided, that such transaction does not constitute an assignment, as defined in the 1940 Act.

(c)          Notwithstanding anything herein to the contrary, Sections 6(c), 7, 9 and 10 of this Agreement shall survive any termination hereof.

(d)          From and after the effective date of termination of this Agreement, the Investment Manager and its affiliated persons shall not be entitled to compensation for further services hereunder, but shall be paid all compensation and reimbursement of expenses accrued to the date of termination. Upon such termination, and upon receipt of payment of all compensation and reimbursement of expenses owed, the Investment Manager shall as soon as practicable (and in any event within 90 days after such termination) deliver to the Company all property (to the extent, if any, that the Investment Manager has custody thereof) and documents of the Company or otherwise relating to the assets of the Company then in the custody of the Investment Manager (although the Investment Manager may keep copies of such documents for its records). The Investment Manager agrees to use reasonable efforts to cooperate with any successor investment manager in the transfer of its responsibilities hereunder, and will, among other things, provide upon receipt of a written request by such successor investment manager any information available to it regarding any assets of the Company. The Investment Manager agrees that, notwithstanding any termination, it will reasonably cooperate in any proceeding arising in connection with this Agreement, any other agreement of which the company is subject or any Investment (excluding any such proceeding in which claims are asserted against the Investment Manager or any affiliated person of the Investment Manager) upon receipt of appropriate indemnification and expense reimbursement.

12.  Power of Attorney; Further Assurances.

  In addition to the power of attorney granted to the Investment Manager in Section 1 of this Agreement, the Company hereby makes, constitutes and appoints the Investment Manager, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, in accordance with the terms of this Agreement (a) to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents which the Investment Manager reasonably deems necessary or appropriate in connection with its investment management duties under this Agreement and as required by the 1940 Act and (b) to (i) subject to any policies adopted by the Board with respect thereto, exercise in its discretion any voting or consent rights associated with any securities, instruments or obligations included in the Company’s assets, (ii) execute proxies, waivers, consents and other instruments with respect to such securities, instruments or obligations, (iii) endorse, transfer or deliver such securities, instruments and obligations and (iv) participate in or consent (or decline to consent) to any modification, work-out, restructuring, bankruptcy proceeding, class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan or transaction with regard to such securities, instruments and obligations. To the extent permitted by applicable law, this grant of power of attorney is irrevocable and coupled with an interest, and it shall survive and not be affected by the subsequent dissolution or bankruptcy of the Company; provided that this grant of power of attorney will expire, and the Investment Manager will cease to have any power to act as the Company’s attorney-in-fact, upon termination of this Agreement in accordance with its terms. The Company shall execute and deliver to the Investment Manager all such other powers of attorney, proxies, dividend and other orders, and all such instruments, as the Investment Manager may reasonably request for the purpose of enabling the Investment Manager to exercise the rights and powers which it is entitled to exercise pursuant to this Agreement. Each of the Investment Manager and the Company shall take such other actions, and furnish such certificates, opinions and other documents, as may be reasonably requested by the other party hereto in order to effectuate the purposes of this Agreement and to facilitate compliance with applicable laws and regulations and the terms of this Agreement.

13.   Amendment of this Agreement. No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act. The Company shall promptly provide a copy of any such amendment or waiver to any party entitled thereto.

14.   Notices. Unless expressly provided otherwise herein, any notice, request, direction, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received if sent by hand or by overnight courier, when personally delivered, if sent by telecopier, when receipt is confirmed by telephone, or if sent by registered or certified mail, postage prepaid, return receipt requested, when actually received if addressed as set forth below:

(a)	If to the Company:

BlackRock Direct Lending Corp., 2951 28th Street, Suite 1000, Santa Monica, CA 90405.

(b)	If to the Investment Manager:

 BlackRock Capital Investment Advisors, LLC 2951 28th Street, Suite 1000, Santa Monica, CA 90405.

Either party to this Agreement may alter the address to which communications or copies are to be sent to it by giving notice of such change of address in conformity with the provisions of this Section 14.

15.   Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns as provided herein.

16.   Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

17    Costs and Expenses. The costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiation, preparation and execution of this Agreement, and all matters incident thereto, shall be borne by the Company.

18.   Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Manager hereby agrees that all records which it maintains for the Company in its capacity as Investment Manager are the property of the Company and further agrees to surrender promptly to the Company any such records upon the Company’s request. The Investment Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records maintained by it in its capacity as Investment Manager that are required to be maintained by Rule 31a-1 under the 1940 Act.

19.   Titles Not to Affect Interpretation. The titles of sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

20.   Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and, to the extent permitted by applicable law, no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

21.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and, to the extent inconsistent therewith, the 1940 Act.

22.   Execution in Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

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  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BLACKROCK DIRECT LENDING CORP.

By:
Name:
Title:

BLACKROCK CAPITAL INVESTMENT ADVISORS, LLC

By:
Name:
Title: